                                  SCHEDULE 14a
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14a INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

      Filed by the Registrant: /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11c or Rule 14a-12

                  PIEDMONT NATURAL GAS COMPANY, INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(I)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials:
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                              PIEDMONT NATURAL GAS
                                 COMPANY, INC.

                    1915 REXFORD ROAD/POST OFFICE BOX 33068
                        CHARLOTTE, NORTH CAROLINA 28233

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT

                                 ANNUAL MEETING
                               FEBRUARY 25, 2000

                             YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES). PLEASE SEE ON THE FIRST PAGE OF THIS PROXY THE ALTERNATIVE VOTING METHODS USING THE INTERNET AND TELEPHONE.

                       PIEDMONT NATURAL GAS COMPANY, INC.
                               1915 Rexford Road
                             Post Office Box 33068
                        Charlotte, North Carolina 28233
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               February 25, 2000

    The Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc. (the "Company"), will be held at the Executive Offices of the Company, 1915 Rexford Road, Charlotte, North Carolina, on February 25, 2000, at 9:30 a.m., EST, for the following purposes:

    1. To elect four Directors, each to serve for a term of three years (Proposal A); and

    2. To ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B); and

    3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on January 13, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Accordingly, only holders of Common Stock of record on such date will be entitled to vote at the Meeting.

    Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If your shares are registered directly with our transfer agent, American Stock Transfer & Trust Company, you may vote either via the Internet or by calling the transfer agent. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions.

                                          By order of the Board of Directors,
                                          Martin C. Ruegsegger
                                          VICE PRESIDENT, CORPORATE COUNSEL AND
                                          SECRETARY

January 25, 2000

THE FORM OF PROXY IS ENCLOSED TO ENABLE YOU TO VOTE YOUR SHARES AT THE MEETING. YOU ARE URGED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, TO COMPLETE, SIGN, DATE AND RETURN THE PROXY PROMPTLY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                       PIEDMONT NATURAL GAS COMPANY, INC.
                               1915 Rexford Road
                             Post Office Box 33068
                        Charlotte, North Carolina 28233
                                PROXY STATEMENT

    The following information is furnished in connection with the Annual Meeting of Shareholders (the "Meeting") of Piedmont Natural Gas Company, Inc. (the "Company"), to be held at the Company's executive offices in Charlotte, North Carolina, on February 25, 2000, and was first mailed to shareholders on or about January 25, 2000. The notice is set forth on the front page of this Proxy Statement. The Company's principal executive offices are located at 1915 Rexford Road, Charlotte, North Carolina 28211, and its telephone number is 704-364-3120.

    The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of the Company, personally or by telephone or facsimile, none of whom will be separately compensated for such activities. The Company has retained W.F. Doring & Co. to assist in the solicitation of proxies in the same manner for an estimated fee of $4,000, plus reimbursement of out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries who are record holders of shares of Common Stock for the forwarding of proxy materials to the beneficial owners of such shares, and the Company will reimburse them for their expenses.

    The Company had issued and outstanding on January 13, 2000, 31,372,216 shares of Common Stock, which shares constitute the only class of stock which is entitled to notice of and to vote at the Meeting. Only holders of Common Stock of record at the close of business on January 13, 2000, will be entitled to notice of and to vote at the Meeting, one vote for each share of stock.

    The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting will constitute a quorum. Since many shareholders cannot attend the Meeting, it is necessary that a large number be represented by proxy. The Board has accordingly designated proxyholders to represent those shareholders who cannot be present in person and who desire to be so represented.

    The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. However, shareholders who sign proxies have the right to revoke them at any time before they are voted by filing with the Vice President, Corporate Counsel and Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

    Shareholders whose shares are registered directly with our transfer agent, American Stock Transfer & Trust Company, may vote either via the Internet or by calling American Stock Transfer & Trust Company. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

    If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If the entity holding your shares is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

    We are offering you the option to receive future proxy materials via the Internet. If you would like to receive future Company proxy statements and annual reports electronically, please visit www.investpower.com to enroll. Please reference the Company number and account number on the front portion of your proxy card. Receiving future annual reports and proxy statements via the Internet will be simpler for you, will save the Company money and is friendlier to the environment. If you have a computer with Internet access, we hope you will follow the instructions and sign up.

    Thank you for your support of Piedmont Natural Gas Company.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth each person or entity known by management to own of record or beneficially more than 5% of the outstanding Common Stock.

                NAME AND ADDRESS OF                  AMOUNT AND NATURE      PERCENT OF
TITLE OF CLASS  BENEFICIAL OWNER                  OF BENEFICIAL OWNERSHIP     CLASS
--------------  -------------------               -----------------------   ----------
Common Stock    Cincinnati Financial Corporation       1,888,600 (1)            6.02%
                6200 South Gilmore Road
                Fairfield, Ohio 45014

------------------------

(1) According to a Schedule 13G filed with the Securities and Exchange Commission on February 11, 1998, and based upon information provided to the Company by an executive officer of Cincinnati Financial Corporation. Cincinnati Financial Corporation exercises sole voting and sole dispositive power over the shares.

                            PURPOSES OF THE MEETING

    At the Meeting, the shareholders will consider and vote upon the following matters:

    1. The election of four Directors, each of whom would serve for a term of three years or until their successors are duly elected and qualified (Proposal
A);

    2. The ratification of the action of the Board in selecting Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B); and

    3. Such other business as may properly come before the Meeting or any adjournment(s) thereof.

    The enclosed form of proxy provides a means for any shareholder to direct the proxyholders to vote for all nominees for election to the Board or to withhold authority to vote for any one or more or all of the nominees. A shareholder may also vote for or against or may abstain from voting on Proposal
B. If the enclosed proxy is properly marked, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions thereon. If no instructions are given, the proxy will be voted for the nominees named herein for election to the Board and for the ratification of the selection by the Board of independent auditors for the current fiscal year. Should other matters properly come before the Meeting, the proxyholders will vote the proxies thereon in accordance with their best judgment.

    Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Meeting. With respect to election of Directors and ratification of auditors, abstentions and broker non-votes will not affect the election results, so long as a quorum is present.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH SHAREHOLDER VOTE FOR EACH PROPOSAL.

                                   PROPOSAL A
                             ELECTION OF DIRECTORS

    The By-Laws of the Company provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board, but shall not be less than nine. The Articles of Incorporation divide the Board into three classes, designated Class I, Class II and Class III, with one class standing for election each year for a three-year term. The Articles provide that each class shall consist as nearly as possible of one-third of the total number of directors constituting the entire Board.

    C. M. Butler III, Sam J. DiGiovanni and John W. Harris, whose terms expire at the Meeting, are again standing for election for three-year terms. John F. McNair III, whose term expires in 2000, is not standing again for election in accordance with the retirement policy of the Board. On June 4, 1999, the Board of Directors elected Ware F. Schiefer as a Director in Class II until consideration for election as a Director by the shareholders of the Company at the 2000 Annual Meeting of shareholders. All nominees, with the exception of Mr. Schiefer, have been previously elected by the shareholders. In accordance with the policy of the Board, Mr. DiGiovanni has agreed to resign from the Board effective at the 2001 annual meeting of shareholders since he will have attained the age of 72.

    In the absence of instructions to the contrary, it is intended that the shares covered by the accompanying proxy will be voted for the election of these persons as directors in Class II to serve three-year terms expiring in 2003. The election of directors requires a plurality of the votes cast at the Meeting. If all nominees are elected, the Board will consist of eleven members.

    The Board does not know of any nominee or nominees who will be unable or unwilling to serve, but if any of them should be unable to serve, the proxies will be voted under discretionary authority for a substitute or substitutes designated by the Board, unless appropriate action has been taken to provide for a lesser number of directors.

    The following sets forth certain information concerning each person nominated for election as a director and each person whose term of office as a director will continue after the Meeting:

                                           DIRECTOR OF THE             BUSINESS EXPERIENCE DURING PAST
NAME                                        COMPANY SINCE              FIVE YEARS AND OTHER INFORMATION
----                                       ---------------      ----------------------------------------------
NOMINEES FOR ELECTION AS DIRECTORS
FOR TERMS EXPIRING IN 2003:

C.M. Butler III......................            1991           Age 56. Attorney and consultant in financial
                                                                and regulatory affairs, Houston, Texas. Mr.
                                                                Butler is also a director of Equity
                                                                Compression Services, Inc.

Sam J. DiGiovanni....................            1988           Age 71. Former Partner in Arthur Andersen &
                                                                Co. (certified public accountants), Chicago,
                                                                Illinois.

John W. Harris.......................            1997           Age 52. President and Chief Executive Officer
                                                                of Lincoln Harris, LLC (commercial real estate
                                                                and investment management), Charlotte, North
                                                                Carolina. Mr. Harris is also a director of
                                                                Virginia Power Company and US LEC.

Ware F. Schiefer.....................            1999           Age 62. President and Chief Operating Officer
                                                                of the Company, Charlotte, North Carolina.
                                                                Prior to 1999, Mr. Schiefer was Executive Vice
                                                                President of the Company.

DIRECTORS CONTINUING IN OFFICE
UNTIL 2001:

Jerry W. Amos........................            1978           Age 61. Partner in the law firm of Amos,
                                                                Jeffries & Robinson, L.L.P., Charlotte and
                                                                Greensboro, North Carolina, and General
                                                                Counsel to the Company.

John H. Maxheim......................            1979           Age 65. Chairman of the Board and Chief
                                                                Executive Officer of the Company, Charlotte,
                                                                North Carolina. Prior to 1999, Mr. Maxheim was
                                                                also President of the Company. Mr. Maxheim is
                                                                also a director of the Southern Region Board
                                                                of Wachovia Bank of North Carolina, N.A., and
                                                                Conso Products Company.

Walter S. Montgomery, Jr. ...........            1973           Age 70. President and Treasurer and Chief
                                                                Executive Officer of Spartan Mills (textile
                                                                manufacturer), Spartanburg, South Carolina.
                                                                Mr. Montgomery is also a director of Allendale
                                                                Insurance Company (Advisory Board), Spartan
                                                                Mills and Montgomery Industries.

                                           DIRECTOR OF THE             BUSINESS EXPERIENCE DURING PAST
NAME                                        COMPANY SINCE              FIVE YEARS AND OTHER INFORMATION
----                                       ---------------      ----------------------------------------------
DIRECTORS CONTINUING IN OFFICE
UNTIL 2002:

Muriel W. Helms......................            1993           Age 58. Partner, Greater Carolinas Real Estate
                                                                Services, Inc., Charlotte, North Carolina.
                                                                From 1990 to 1997, Ms. Helms was President of
                                                                the Charlotte Area of Prudential Carolinas
                                                                Realty.

Ned R. McWherter.....................            1995           Age 69. Former Governor of the State of
                                                                Tennessee, Dresden, Tennessee. Mr. McWherter
                                                                is also a director of Coca-Cola Bottling Co.
                                                                Consolidated and SunTrust Bank.

Donald S. Russell, Jr. ..............            1966           Age 61. Attorney at Law, Columbia, South
                                                                Carolina. Mr. Russell is also a director of
                                                                Jefferson-Pilot Corporation.

John E. Simkins, Jr. ................            1966           Age 61. Assistant to the Director, Information
                                                                Technology and Communications Division,
                                                                Maryland Department of Public Safety and
                                                                Correctional Services, Baltimore, Maryland.
                                                                From March 1996 through April 1997, Mr.
                                                                Simkins was Deputy State Director, Maryland
                                                                Small Business Development Center Network.
                                                                Prior to 1996, Mr. Simkins was Manager,
                                                                Planning and Administration in the C3I
                                                                Logistics Support Division and in the
                                                                Aerospace Logistics Support Division of
                                                                Westinghouse Electric Corporation.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

    During the fiscal year ended October 31, 1999, the Board held five meetings. All Directors attended 75% or more of the aggregate meetings of the Board and committees of the Board on which they served.

COMMITTEES OF THE BOARD

    The Board has several standing committees, including an Audit Committee, a Compensation Committee and a Nominating Committee.

    The members of the Audit Committee are Sam J. DiGiovanni (Chairman), C.M. Butler III, Ned R. McWherter and John E. Simkins, Jr. The Committee met twice during the fiscal year. The Audit Committee recommends to the Board the engagement of the independent auditors, reviews the arrangements for and scope of the audit, reviews internal auditing procedures and the adequacy of internal controls, and reviews the reports submitted by the independent auditors.

    The members of the Compensation Committee are John F. McNair III (Chairman), Sam J. DiGiovanni, John W. Harris and Walter S. Montgomery, Jr. John H. Maxheim is an ex officio member. The Committee met three times during the fiscal year. The Compensation Committee oversees compensation policies and programs, including the Employee Salary Administration Plan and the Executive Long-Term Incentive Plan. It also recommends to the Board the salaries and other compensation of elected officers and Directors and reviews executive development and management succession plans.

    The members of the Nominating Committee are Jerry W. Amos (Chairman), John
H. Maxheim, John W. Harris, John F. McNair III and Donald S. Russell, Jr. The Committee met once during the fiscal year. The Nominating Committee recommends to the Board nominees to fill vacancies on the Board as they occur and recommends candidates for election as directors at annual meetings of shareholders. The Committee will consider nominees recommended by shareholders upon submission in writing to the Vice President, Corporate Counsel and Secretary of the Company of the names of such nominees, together with their qualifications for service and evidence of their willingness to serve. Such nominations to the Board must be made at least sixty days prior to the shareholders' meeting at which the election of directors will take place.

DIRECTORS' COMPENSATION

    Directors who are not employees of the Company or its affiliated companies are paid an annual retainer for Board service of $24,000, an attendance fee of $750 for each Board meeting attended and an attendance fee of $500 for each committee meeting attended, in addition to reimbursement for expenses incurred in attending such meetings. If a Director elects to invest any of his or her director fees in the Dividend Reinvestment and Stock Purchase Plan (the "DRIP"), the Company will match 25% of such fees for investment in the DRIP. Directors who are employees receive no additional compensation for their services as Directors.

    A non-employee Director who shall have served more than ten continuous years on the Board is entitled to receive on retirement from the Board at any age, an annual retirement benefit equal to the annual retainer fee in effect at the time of his or her retirement, which retirement benefit will continue for life. Should a non-employee Director die before ten years have elapsed from the retirement date of that Director from the Board, a retirement benefit shall be paid to the Director's designated beneficiary(s) in an amount equal to the annual retainer fee in effect at the time of the Director's retirement for the remaining portion of the ten-year period following the retirement date of that Director from the Board. Should a non-employee Director die while serving on the Board, the Director's previously designated beneficiary(s) shall be paid ten times the annual retainer fee that is in effect at the date of such Director's death.

    In the event of a change in control or a potential change in control, a non-employee director shall be entitled to receive the benefits listed in the previous paragraph above had the Director retired on the date immediately preceding the change in control or potential change in control without regard to the number of years served, or a lump sum cash amount equal to 150% of the net present value of such retirement benefits.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Following the retirement of Mr. Maxheim as an officer and employee of the Company on February 25, 2000, Mr. Maxheim has agreed to provide advice and assistance to the Chief Executive Officer and the Board of Directors on a variety of matters. This agreement is effective March 1, 2000, and shall end on February 28, 2003, unless terminated sooner as provided in the agreement; provided, however, that no cancellation by the Company for any reason other than for cause will terminate the requirement to pay the annual fees for three years. For such services, Mr. Maxheim shall receive annual compensation of $195,000, reimbursement of reasonable travel and other out-of-pocket expenses incurred in connection with his services, office space and secretarial services at the Company's offices.

    Amos, Jeffries & Robinson, L.L.P., a limited liability partnership, received $521,306 for legal services performed for the Company during the 1999 fiscal year. This law firm is expected to continue to perform such services during the current fiscal year. Jerry W. Amos, a Director and General Counsel to the Company, is a partner in this law firm. Transactions involving this law firm and the Company were made in the ordinary course of business and, in the opinion of management, were on substantially the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS FOR THE TERMS STATED.

                                   PROPOSAL B
                       SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, upon recommendation of the Audit Committee, has selected Deloitte & Touche LLP, independent auditors, to serve as the independent auditors of the Company for the fiscal year ending October 31, 2000. Deloitte & Touche LLP has acted as the independent auditors of the Company since 1951. Although not required to submit this selection to the shareholders for ratification, the Directors believe it is desirable that an expression of shareholder opinion be solicited.

    Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    If a majority of the shares of Common Stock represented at the Meeting is voted against ratification of the selection of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number of shares of Common Stock beneficially owned, as of December 1, 1999, by each Director and nominee, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group:

                                                                 AMOUNT
                                                               AND NATURE
                                                              OF BENEFICIAL         PERCENT OF
NAME OF BENEFICIAL OWNER                                      OWNERSHIP(1)           CLASS(2)
------------------------                                      -------------         ----------
DIRECTORS
Jerry W. Amos...............................................      64,018(3)(4)             --
C. M. Butler III............................................       1,500                   --
Sam J. DiGiovanni...........................................       8,127(3)(5)             --
John W. Harris..............................................       5,740(3)                --
Muriel W. Helms.............................................       6,120(3)(6)             --
John H. Maxheim.............................................     156,992(3)(7)             --
John F. McNair III..........................................       9,433(3)                --
Ned R. McWherter............................................       5,000                   --
Walter S. Montgomery, Jr....................................      55,987(3)(8)             --
Donald S. Russell, Jr.......................................      70,624                   --
Ware F. Schiefer............................................      34,424(7)                --
John E. Simkins, Jr.........................................       2,709                   --

EXECUTIVE OFFICERS
David J. Dzuricky...........................................       5,268(3)                --
Ray B. Killough.............................................      30,944(3)(7)             --
Thomas E. Skains............................................       5,465                   --
All Directors and Executive Officers as a Group (31
  persons)..................................................     648,154(3)(7)             --

------------------------

(1) Unless otherwise indicated, each person listed has sole voting and investment power.

(2) No person listed in the table beneficially owned more than 1% of the outstanding Common Stock as of December 1, 1999. The number of shares beneficially owned by all Directors and executive officers as a group represents less than 3% of the outstanding Common Stock.

(3) The number of shares shown includes those credited to participants' accounts under the DRIP.

(4) Includes 88 shares held by Mr. Amos' grandson, a minor, of which Mr. Amos is custodian of the shares.

(5) Includes 4,401 shares held by Mr. DiGiovanni's spouse.

(6) Includes 93 shares held in trust of which Ms. Helms is trustee and 423 shares held by Ms. Helms' spouse.

(7) The number of shares shown includes those credited to participants' accounts under the Employee Stock Ownership Plan.

(8) Includes 1,544 shares held in trust of which Mr. Montgomery is a co-trustee, 87 shares held in trust for the benefit of Mr. Montgomery, and 51,222 shares of which Mr. Montgomery shares voting power as a trustee of the Rose and Walter S. Montgomery, Sr. Foundation.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following Summary Compensation Table sets forth a summary of the compensation paid to the Company's Chief Executive Officer and to the four other most highly compensated executive officers in the three fiscal years ended October 31, 1999, 1998 and 1997:

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                   ANNUAL COMPENSATION         PAYOUTS
                                               ---------------------------   ------------
                                                            OTHER ANNUAL         LTIP          ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR     SALARY(1)   COMPENSATION(2)     PAYOUTS      COMPENSATION(3)
---------------------------         --------   ---------   ---------------   ------------   ---------------
John H. Maxheim...................    1999     $516,346        $186,281        $500,643         $211,315
  Chairman of the Board               1998      472,115          99,200         486,420          139,389
  and Chief Executive Officer         1997      447,115         111,669         436,224          132,446

Ware F. Schiefer..................    1999      278,750          52,204         174,900           61,395
  President and Chief                 1998      237,308          38,236         169,899           52,560
  Operating Officer                   1997      223,308          42,381         147,477           44,969

Thomas E. Skains..................    1999      223,038          41,170         114,642           11,495
  Senior Vice President--Gas          1998      202,115          28,092         111,385           10,937
  Supply and Services                 1997      187,500          30,632              --           11,499

Ray B. Killough...................    1999      220,577          42,327         112,728           18,682
  Senior Vice President--             1998      202,308          29,107         109,526           15,369
  Operations                          1997      192,308          31,518          91,334           14,808

David J. Dzuricky.................    1999      215,577          38,598          97,449           24,379
  Senior Vice President--Finance      1998      194,692          25,595          94,649           21,258
                                      1997      182,115          27,652              --           20,164

------------------------

(1) Due to the timing of bi-weekly pay period ending dates, the amounts for 1999 include 27 pay periods rather than the normal 26 pay periods.

(2) The amount in 1999 for Mr. Maxheim includes $131,243 for payments of dividend equivalents on units awarded, but not yet distributed, under the Executive Long-Term Incentive Plan. The amounts in 1999 for the other listed officers are solely for payments of dividend equivalents.

(3) These amounts for 1999 consist of the following:

                                                 MAXHEIM    SCHIEFER    SKAINS    KILLOUGH   DZURICKY
                                                 --------   --------   --------   --------   --------
Insurance premiums plus assumed income
  tax liabilities under the Supplemental
  Executive Benefit Plan (SEBP)................  $ 82,265   $39,695     $6,495    $13,682    $19,153
Salary continuation
  accruals under the SEBP......................   124,050    16,700         --         --         --
Company contributions
  to the Salary Investment Plan................     5,000     5,000      5,000      5,000      5,226

LONG-TERM INCENTIVE AWARDS

    The following table provides information on long-term performance awards granted by the Board in the fiscal year ended October 31, 1999, to the named executive officers pursuant to the Executive Long-Term Incentive Plan.

                                                                    ESTIMATED FUTURE PAYMENTS UNDER NON-STOCK
                                                                              PRICE BASED PLANS(2)
                                  NUMBER     PERFORMANCE    ---------------------------------------------------------
                                 OF UNITS       PERIOD      THRESHOLD   COMMENDABLE    TARGET    EXCELLENT   MAXIMUM
NAME                            AWARDED(1)   UNTIL PAYOUT    # UNITS      # UNITS     # UNITS     # UNITS    # UNITS
----                            ----------   ------------   ---------   -----------   --------   ---------   --------
John H. Maxheim(3)............    34,173       5 years       27,338       30,756       34,173     37,590      41,008
Ware F. Schiefer..............    13,813       5 years       11,050       12,432       13,813     15,194      16,576
Thomas E. Skains..............    11,799       5 years        9,439       10,619       11,799     12,979      14,159
Ray B. Killough...............    11,799       5 years        9,439       10,619       11,799     12,979      14,159
David J. Dzuricky.............    11,338       5 years        9,070       10,204       11,338     12,472      13,606

------------------------

(1) Each unit awarded is equivalent in value to one share of Common Stock. The assumed stock price as of the date of award was $34.75 per share. If performance measures are met, awards will be paid in three equal annual installments beginning in December 2003. Payouts are 50% in shares of Common Stock and 50% in cash, unless the participant elects to receive a greater percentage in shares of stock. All units distributed, whether in shares of stock or cash, will be valued at the market price of the stock at the date of distribution.

(2) Payouts are determined based on the Company achieving increases in annual net income for the performance period as set by the Board. The threshold amount will be paid if at least 80% of the targeted performance is achieved, the commendable amount if at least 90% is achieved, the target amount if at least 100% is achieved, the excellent amount if at least 110% is achieved and the maximum amount if 120% or more is achieved. No payment will be made unless at least 80% of the targeted performance measure is achieved. An amount equal to the dividend payable on one share of Common Stock is paid to each participant in the Incentive Plan for each unit which has been awarded and not distributed or canceled as of the record date for the dividend.

(3) In accordance with provisions in the Incentive Plan, Mr. Maxheim's anticipated retirement in 2000 will result in the forfeiture of 60% of the units awarded to him. Estimated future payments, if any, shown in the table will be reduced by 60%.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-OF-CONTROL
  ARRANGEMENTS

    On February 26, 1993, Mr. Maxheim entered into a four-year employment agreement with the Company, effective December 1, 1992 (the "Commencement Date"), at an initial base salary of $385,000 per annum. On each anniversary of the Commencement Date, the then remaining term is automatically extended for an additional year, unless the Company or Mr. Maxheim gives notice of termination of such renewal 90 days prior to such anniversary date; provided, however, that the term of the agreement shall not extend beyond Mr. Maxheim's 65th birthday. However, on August 27, 1999, the Board of Directors extended the existing employment contract with Mr. Maxheim on the same terms and conditions to February 25, 2000. Mr. Maxheim's base salary agreement is subject to review and increase annually by the Board. The agreement contains a covenant not to compete with the Company or its subsidiaries for the term of the agreement and for two years after termination of the agreement, except in the case of termination without "cause," as defined therein, by the Company.

    Mr. Maxheim's employment agreement shall be terminated by his death or total permanent disability and may be terminated for cause by the Company or upon 60 days' notice by Mr. Maxheim. Mr. Maxheim's compensation would continue to be paid through the end of the month in which his death occurred, through the effective date of his voluntary termination of employment (except in connection with a "Change in Control"), and for 90 days following the date of a determination of total permanent disability. If terminated for cause, Mr. Maxheim would be entitled to no payments of compensation after the date of termination.

    In the event Mr. Maxheim's employment is terminated by the Company without cause, the nature of his duties is diminished after a Change in Control of the Company, or he voluntarily terminates his employment upon certain changes in his rights or duties after a Change in Control whether or not approved by the Board, he will be entitled to receive his annual base salary (which base salary automatically shall be increased 10% per annum in the event of a Change in Control) and all amounts which he may be or may become entitled to receive under any bonus or incentive plan for the remainder of the term of the agreement. He also will continue to be eligible to participate in other benefit plans of the Company for the remainder of the term of the agreement. Upon such a Change in Control that has not been approved by the requisite vote of the Board, the then remaining term of the agreement is automatically extended for a four-year period. In the event Mr. Maxheim is terminated by the Company without cause within twelve months after a Change in Control, he is entitled to receive in a lump sum all base salary (including automatic increases resulting from the Change in Control), incentive compensation and bonuses payable to him over the remaining term of the agreement. Under the agreement, should any dispute arise between Mr. Maxheim and the Company regarding the terms of the agreement, whether in formal legal proceedings or otherwise, the Company must reimburse him for all his costs and expenses should he prevail in such dispute.

    Effective December 1, 1999, Ware F. Schiefer, David J. Dzuricky, Ray B. Killough and Thomas E. Skains, senior executive officers of the Company, entered into revised employment agreements (the "Employment Agreements") with the Company. The Board had previously determined that the continued retention of the services of these officers on a long-term basis was in the best interest of the Company in that it promoted the stability of senior management and it enabled the Company to retain the services of a well-qualified officer with extensive contacts in the natural gas industry.

    The term of employment under the Employment Agreement for Mr. Schiefer is for a two-year period commencing on December 1, 1999, and the term of employment under each Employment Agreement for Messrs. Dzuricky, Killough and Skains is for a one-year period commencing December 1, 1999. All such Employment Agreements shall automatically be extended to a full one-year period, a two-year period in the case of Mr. Schiefer, on each successive day during the term of each Employment Agreement. If written notice from the Company or the officer is delivered to the other party advising the other party that the Employment Agreement is not to be further extended, then the Employment Agreement is terminated on the first anniversary of the date of notice, or, on the second anniversary of the date of notice in the case of Mr. Schiefer. No extension shall allow the Employment Agreements to extend beyond the date on which the officer reaches 65 years of age.

    Each officer's base salary may be increased from time to time by the Board as reflected by the duties required of the officer. Each Employment Agreement contains a covenant not to compete with the Company or its subsidiaries for the term of the Employment Agreement without prior written consent of the Company.

    Each Employment Agreement shall be terminated upon the death or total permanent disability of the officer. Compensation would continue to be paid through the end of the month in which the officer died, through the effective date of the officer's voluntary termination of employment (except in connection with a "Change in Control"), and for 90 days following. If terminated for cause, the officer would not be entitled to receive compensation or other benefits (other than vested benefits) after the date of termination.

    Each of the four senior executive officers has also entered into a Severance Agreement with the Company. If such officer is terminated following a Change in Control, other than (i) by the Company for cause, (ii) by reason of death or disability, or (iii) by the officer without good reason, including retirement from the Company by the officer, then the Company shall pay the officer a lump sum severance payment, in cash, equal to three times the officer's annual compensation prior to the officer's termination of employment date (the "Date of Termination"). Furthermore, for a three-year period following the Date of Termination, the Company shall arrange to provide the officer and their dependents' life, disability, accident and health insurance benefits substantially similar to those provided to the officer and their dependents immediately prior to the Date of Termination.

RETIREMENT PLAN

    The Company maintains a defined benefit plan (the "Retirement Plan") which covers all full-time employees upon attainment of age 21 and completion of one year of service, or attainment of age 30. The full cost of the Retirement Plan is paid by the Company. Benefits under the Retirement Plan become fully vested prior to normal retirement age upon the completion of five years of service, and are determined by a step-rate formula which utilizes the participant's covered compensation, final average earnings and credited years of service.

    In the event of retirement at or after age 65, the average Retirement Plan participant with maximum credited service of 35 years is, in general, entitled to an annual pension for life in an amount which, when added to primary Social Security benefits, will equal approximately 75% of the participant's average annual compensation during the five consecutive years of the last ten years prior to retirement during which the participant received his or her highest compensation. Benefits are also provided under the Retirement Plan in the event of early retirement at or after age 55 with ten years of credited service and in the event of retirement for disability.

    The persons named in the Summary Compensation Table above are participants in the Retirement Plan that provides for fixed benefits computed on an actuarial basis for all covered employees. The amount of the contribution, payment or accrual by the Company with respect to a specified person under the Retirement Plan cannot readily be separately or individually calculated. The Company was not permitted by law to make a deductible contribution to the Retirement Plan during the 1999 Plan year, as it was determined by actuaries that the Retirement Plan met the definition of "fully funded" under Section 214(c)(6) of the Tax Code.

    Based upon current remuneration of the individuals named in the Summary Compensation Table and their expected credited years of service at normal retirement age (65), the estimated annual retirement benefits payable upon retirement to each of the named individuals and their credited years of service as of October 31, 1999, are as follows: Mr. Maxheim, $104,721, 21 years;
Mr. Schiefer, $90,424, 34 years; Mr. Skains, $79,751, four years; Mr. Killough, $86,940, 26 years; and Mr. Dzuricky $76,943, four years.

    The amounts shown in the following table are those payable in the event of retirement at age 65 on December 31, 1999. The table illustrates the estimated normal annual retirement benefits payable under the Retirement Plan for the specified remuneration and years of service classifications. The amounts shown do not reflect reductions that would result from joint and survivor elections.

                                                               ANNUAL BENEFITS UPON RETIREMENT
                                                               WITH YEARS OF SERVICE INDICATED
                                                              ---------------------------------
FINAL AVERAGE ANNUAL EARNINGS                                    15          25          35
-----------------------------                                 ---------   ---------   ---------
$150,000....................................................   $52,531    $ 73,378    $ 80,051
 200,000....................................................    65,537      97,979     107,853
 250,000....................................................    73,754     115,155     127,416
 300,000....................................................    73,754     115,155     127,416
 350,000....................................................    73,754     115,155     127,416
 400,000....................................................    73,754     115,155     127,416
 450,000....................................................    73,754     115,155     127,416

    The Employee Retirement Income Security Act of 1974 places certain limitations on benefits which may be paid under qualified plans. Current law limits the amount payable in 1999 under a defined benefit plan to $130,000 and limits compensation used in 1999 for determining benefits to $160,000 per year.

              COMPARISONS OF CUMULATIVE TOTAL SHAREHOLDER RETURNS

    The following performance graph compares the Company's cumulative total shareholder return from October 31, 1994, through October 31, 1999 (a five-year period), to that of the Standard & Poor's 500 Stock Index, a broad market index ("S & P 500"), and to that of the Standard & Poor's Natural Gas Index, an index of natural gas utility companies (the "S & P Natural Gas").

    The graph assumes that the value of an investment in Common Stock and in each index was $100 on October 31, 1994, and that all dividends were reinvested. Stock price performances shown on the graph are not indicative of future price performances.

               COMPARISONS OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                   VALUE OF $100 INVESTED AT OCTOBER 31, 1994

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      PIEDMONT  S&P 500  S&P NATURAL GAS
1994       100      100              100
1995       115      126              115
1996       135      157              167
1997       162      207              188
1998       208      253              215
1999       200      317              277

    The following performance graph compares the Company's cumulative total shareholder return from October 31, 1984, through October 31, 1999 (a fifteen-year period), to that of the S & P 500 Index and to that of the S & P Natural Gas Index.

    The graph assumes that the value of an investment in Common Stock and in each index was $100 on October 31, 1984, and that all dividends were reinvested. Stock price performances shown on the graph are not indicative of future price performances.

                   COMPARISONS OF FIFTEEN-YEAR TOTAL RETURNS
                   VALUE OF $100 INVESTED AT OCTOBER 31, 1984

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      PIEDMONT  S&P 500  S&P NATURAL GAS
1984       100      100              100
1985       128      119              136
1987       180      169              157
1989       297      245              240
1991       358      303              220
1993       664      383              292
1995       638      502              319
1997       894      823              521
1999     1,105    1,262              768

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors provides overall guidance in the development of executive compensation programs, including the Employee Salary Administration Plan and the Executive Long-Term Incentive Plan. During 1999, the Committee was composed of four outside directors. The Committee reviews the Performance Management Program for salaried employees, the chief executive officer's compensation level, and other officer compensation levels. In addition, the Committee evaluates the performance of management and considers management succession and related matters. To assist the Committee in its review and evaluations, independent compensation consultants are periodically retained to confirm the competitiveness of the Company's compensation policies and practices.

    The goals of the Compensation Committee are to create compensation packages for officers and key managers which will attract and retain persons of outstanding ability and to reward those officers and key managers for superior corporate performance as measured by financial results and strategic achievements. This provides a greater incentive for the officers and key managers to make material contributions to the success of the Company, shareholder value and the service provided to customers.

    Executive compensation for 1999 was comprised primarily of two elements: base salary and long-term incentive awards. The relative levels of base salary for officers are designed to reflect each officer's scope of responsibility and accountability. To determine the necessary amounts of base salary to attract and retain top quality management, the Compensation Committee reviews salary and other compensation arrangements in effect at comparable natural gas distribution companies as well as a large number of other companies. The compensation policy of the Company is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. Therefore, a material portion of an officer's compensation is "at risk" through long-term incentive compensation. Target levels, depending upon management responsibilities, can amount to approximately 30-50% of average annual salary compensation. Over time, the compensation policy continues to place less emphasis on base salary and greater emphasis on variable, performance-related long-term incentive compensation. The goal of this policy is to further align the interests of management with the interests of shareholders.

    Regarding base salary compensation, the compensation for each of the five highest paid officers for 1999 was reviewed and was found to be reasonable as compared with executives in similarly situated positions in peer group companies in view of the Company's performance and the contribution of those officers to established performance standards.

    The "at risk" component of the policy has been implemented through adoption of an executive long-term incentive plan. The Board of Directors and shareholders first approved such a plan in 1986. In 1996, the Board adopted a substantially similar executive long-term incentive plan approved by shareholders in 1997. Under this new plan, as in the old plan, the Board may award units (consisting of a combination of shares of Common Stock and cash) to eligible participants. Depending upon the levels of financial performance achieved by the Company during a performance period, distribution of those awards may be made. The plan requires that a minimum threshold be achieved in order for any award to be distributed.

    In 1998, under the executive long-term incentive plan, the Board of Directors, at the recommendation of the Compensation Committee, adopted a five-year performance period program that is currently in effect where the financial performance target is a 6% compounded, average increase in net after-tax earnings. If this target is achieved, a distribution of the units may be granted by the Board to eligible participants and distributed over a three-year period. If performance exceeds targeted performance goals, up to 120% of the units may be distributed as determined by the Board of Directors.

    The general executive compensation policies described above also apply to the recommendations made by the Compensation Committee and approved by the Board (excluding Mr. Maxheim) with respect to the 1999 compensation for Mr. Maxheim as the Chairman of the Board and Chief Executive Officer. The 1999 base salary of $500,000 for Mr. Maxheim was based principally on his rights under his employment agreement with the Company dated February 26, 1993, as described in the Company's proxy statement. This increase of $25,000 from his base salary in 1998 is in recognition of his overall performance and in recognition of his leadership which contributed to an increase in value of the Company's common stock at an annual compound return of 15.2% over the past five years ending October 31, 1999. Mr. Maxheim is also eligible for awards of units under the Executive Long-Term Incentive Plan.

Submitted by the Compensation Committee
John F. McNair III, Chairman
Sam J. DiGiovanni
John W. Harris
Walter S. Montgomery, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Maxheim is an ex officio member of the Compensation Committee. As an ex officio member, he participates in the discussions of the Committee but does not vote on Committee actions. Moreover, he does not participate in and is not present during the Committee's deliberations on compensation matters related to him.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in their ownership to the Securities and Exchange Commission ("SEC"). Specific due dates have been established by the SEC, and the Company is required to disclose in this proxy statement any failure to file by those dates. Based upon (i) the copies of
Section 16(a) reports that the Company received from such persons for their 1999 fiscal year transactions and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1999 fiscal year, the Company believes that there has been compliance with all Section 16(a) filing requirements applicable to such officers, directors and ten-percent beneficial owners for such fiscal year.

               PROPOSALS FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

    Any shareholder proposal intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Vice President, Corporate Counsel and Secretary at the Company's executive offices no later than September 23, 2000, in order to be considered for inclusion in the Proxy Statement for such meeting.

                                 OTHER BUSINESS

    The Board and management do not know of any other matters to be presented at the Meeting. If other matters do properly come before the Meeting, it is intended that the persons named in the accompanying form of proxy will vote the proxies in accordance with their best judgment. The form of proxy confers discretionary authority to take action with respect to any additional matters that may come before the Meeting.

                                 MISCELLANEOUS

    The Annual Report of the Company for the 1999 fiscal year, which includes audited financial statements, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of the Proxy Statement or a solicitation of proxies.

    Upon written request of a shareholder, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the fiscal year, including financial statements and schedules thereto, required to be filed with the SEC. Requests should be directed to: Martin C. Ruegsegger, Vice President, Corporate Counsel and Secretary, Piedmont Natural Gas Company, Inc., Post Office Box 33068, Charlotte, North Carolina 28233.

    Shareholders are respectfully urged to complete, sign, date and return the accompanying form of proxy in the enclosed envelope. In the alternative to completing this form of proxy, you are urged to enter your vote instruction by telephone or via the Internet as explained on the form of proxy enclosed with this Proxy Statement. Your prompt response will be appreciated.

                                          By order of the Board of Directors,
                                          Martin C. Ruegsegger
                                          VICE PRESIDENT, CORPORATE COUNSEL AND
                                          SECRETARY

January 25, 2000

                       PIEDMONT NATURAL GAS COMPANY, INC.

         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 25, 2000
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 AS AN ALTERNATIVE TO COMPLETING THIS FORM, YOU MAY ENTER YOUR VOTE INSTRUCTION
  BY TELEPHONE AT 1-800-PROXIES, OR VIA THE INTERNET AT WWW.VOTEPROXY.COM AND
                        FOLLOW THE SIMPLE INSTRUCTIONS.

    The undersigned hereby appoints John H. Maxheim, Sam J. DiGiovanni and Walter S. Montgomery, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc., to be held February 25, 2000, and at any adjournment or adjournments thereof, as follows:

The Board of Directors recommends a vote FOR the following proposals:

A.   ELECTION OF DIRECTORS  / / FOR the nominees listed below                   / / WITHHOLD AUTHORITY
                            (except as indicated to the contrary below)         to vote for all nominees listed below

    C. M. Butler III, Sam J. DiGiovanni, John W. Harris and Ware F. Schiefer

(To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

B. RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals A and B.

                                              Dated ______________________, 2000

                                              __________________________________
                                                   Signature of Shareholder

                                              __________________________________
                                                 Signature (if held jointly)

Please sign exactly as name appears hereon, date and return in the enclosed business reply envelope. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should so indicate when signing.

TELEPHONE VOTE AT 1-800-PROXIES OR

INTERNET VOTE AT WWW.VOTEPROXY.COM